Exhibit 99.1

Contacts:	Peter J. Johnson, President and CEO
(406) 457-4006

Clint J. Morrison, SVP and CFO
(406) 457-4007

Eagle Bancorp Montana Authorizes Stock Repurchase Program

Helena, Montana – July 1, 2013 – Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), the holding company of American Federal Savings Bank, today announced that its Board of Directors has authorized the repurchase of up to 150,000 shares of its common stock, representing approximately 3.9% of outstanding shares.  Under the plan shares may be purchased by the company on the open market or in privately negotiated transactions.  The extent to which the company repurchases its shares and the timing of such repurchase will depend upon market conditions and other corporate considerations.

“We believe that the availability of a repurchase program aligns with our capital management strategy and is in the best interests of our shareholders,” said Peter J. Johnson, President and CEO.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of American Federal Savings Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank’s website at www.americanfederalsavingsbank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol “EBMT.”

Note: Transmitted on Globe Newswire on July 1, 2013 at 6:00 a.m. MDT.